Exhibit 99.1

PRESS RELEASE

Ocera Reports Third Quarter Business Update and Financial Results

Palo Alto, Calif. - November 13, 2013 - Ocera Therapeutics, Inc. (NASDAQ:OCRX), a biopharmaceutical company focused on innovative therapeutics for orphan liver disease, announced today financial results for the three and nine months ended September 30, 2013.
Ocera Business Updates
Since the start of the third quarter, Ocera’s business updates include:

•	completion of the merger between Ocera Therapeutics, Inc., the privately-held company and Tranzyme, Inc. on July 15, 2013, following which the combined company was renamed Ocera Therapeutics, Inc.

•
completion of two private placement (PIPE) financings - the first closed on July 15, 2013 in conjunction with the merger and raised $20 million in gross proceeds and the second closed on November 8, 2013 and raised an additional $28 million in gross proceeds

•	key addition to the executive team with the hiring of Jeryl L. Hilleman as chief financial officer

•	finalization of OCR-002 Phase 2b protocol for acute hepatic encephalopathy in 200 patients, and initiation of clinical trial activities preparing for first patient enrollment

•	approval and initiation of a restructuring plan for our Canadian operations to enable the company to focus its resources on the clinical development of OCR-002.
"This is an exciting time for Ocera as we complete our post-merger integration and prepare for the start of our Phase 2b study on OCR-002," said Linda Grais, M.D., J.D., chief executive officer of Ocera. "We believe, based on clinical findings to-date, that OCR-002 has the potential to offer a selective and active treatment for acute hepatic encephalopathy, an area of unmet medical need."
Ocera Three and Nine Months Financial Results
As of September 30, 2013, Ocera had cash and cash equivalents of $21.7 million.
Net loss for the third quarter of 2013 was $7.4 million, compared to a net loss of $0.8 million for the same period in 2012. Net loss for the nine months ended September 30, 2013 was $10.2 million, compared to a net loss of $2.9 million for the same period in 2012.
Revenues for the three and nine months ended September 30, 2013 were $0.2 million and $0.2 million respectively, compared to no revenue for the same periods in 2012. The increase in revenues was primarily due to payments received upon transfer of material to third parties and royalty revenue from a licensing agreement.
Research and development expenses for the third quarter of 2013 were $1.9 million, compared to $0.4 million for the same period in 2012. Research and development expenses for the nine months ended September 30, 2013 were $2.3 million, compared to $1.3 million for the same period in 2012. The increase in expenses for the three and nine month periods was primarily due to preparatory work for the OCR-002 Phase 2b trial and expenses incurred in operating the Canadian facility acquired in the merger with Tranzyme, Inc.
General and administrative expenses were $3.2 million for the third quarter of 2013, compared to $0.4 million for the same period in 2012. General and administrative expenses were $5.4 million for the nine months ended September 30, 2013, compared to $1.4 million for the same period in 2012. The increase in general and administrative expense was primarily due to expenses incurred for the merger transaction, including employee severance, legal and accounting fees and other expenses associated with corporate governance including directors and officers insurance and fees.
In addition, during the third quarter of 2013, the company:

•
capitalized approximately $5.9 million of intangible assets acquired in the merger. The company recognized $265,000 for the amortization of the intangible assets for the three and nine months ended September 30, 2013.

•	expensed $1.6 million as a result of the impairment of an intangible asset pursuant to a collaboration agreement.

•	incurred restructuring expenses totaling $742,000.
About Ocera
Ocera Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of OCR-002 (ornithine phenylacetate). OCR-002 is an ammonia scavenger which has been granted Orphan Disease and Fast Track status from the FDA to treat hyperammonemia and associated hepatic encephalopathy in patients with liver cirrhosis, acute liver failure and acute liver injury. For additional information, please see www.ocerainc.com.
Forward-Looking Statements
This press release contains “forward-looking” statements, including, without limitation, all statements related to the OCR-002 clinical development program, including timing of commencement of patient enrollment and the potential success of OCR-002 in clinical trials. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believe,” “expected,” “hope,” “plan,” “potential,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Ocera’s current expectations. Forward-looking statements involve risks and uncertainties and Ocera’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, including those risks and uncertainties discussed under the heading “Risk Factors” in Ocera’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 filed on August 14, 2013, as well as other risks detailed in Ocera’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Ocera undertakes no duty to update this information unless required by law.

Financial Tables Follow

Ocera Therapeutics, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Licensing and other revenue	$200	$—	$200	$—
Total revenue	200	—	200	—
Operating expenses:
Research and development	1,854	426	2,288	1,346
General and administrative	3,158	352	5,381	1,395
Amortization of intangibles	265	—	265	—
Restructuring charges	742	—	742	—
Impairment of intangibles	1,576	—	1,576	—
Total operating expenses	7,595	778	10,252	2,741
Operating loss	(7,395)	(778)	(10,052)	(2,741)
Interest and other income	1	—	1	1
Interest and other expense	(13)	(44)	(186)	(87)
Change in fair value of warrant liability	3	2	15	(55)
Net loss	$(7,404)	$(820)	$(10,222)	$(2,882)
Net loss per share-basic and diluted	$(0.77)	$(1.31)	$(2.78)	$(4.60)
Shares used to compute net loss per share-basic and diluted	9,669,320	626,953	3,683,156	626,953

Other comprehensive(loss):
Net loss	$(7,404)	$(820)	$(10,222)	$(2,882)
Foreign currency translation adjustment	2	—	2	—
Comprehensive loss	$(7,402)	$(820)	$(10,220)	$(2,882)

Ocera Therapeutics, Inc.
Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share amounts)

	September 30	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$21,691	$2,303
Accounts receivable, net	66	—
Investment tax credit receivable, current	310	—
Prepaid expenses and other assets	519	100
Total current assets	22,586	2,403
Intangible assets, net	4,099	—
Goodwill	917	—
Investment tax credit receivable, net of current	275	—
Property and equipment, net	707	7
Total assets	$28,584	$2,410

Liabilities and stockholders' equity / (deficit)
Current liabilities:
Accounts payable	$845	$269
Accrued liabilities	2,096	280
Convertible note payable, net-related parties	—	2,908
Total current liabilities	2,941	3,457
Preferred stock warrant liability	—	16
Other long-term liabilities	5	—
Total liabilities	2,946	3,473
Convertible preferred stock	—	61,743
Total stockholders' equity / (deficit)	25,638	(62,806)
Total liabilities and stockholders' equity / (deficit)	$28,584	$2,410

Investor and Media Contact:

Jeri Hilleman
Chief Financial Officer
Ocera Therapeutics, Inc.
Jeri@ocerainc.com
650-475-0150